UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 19, 2009 (January 16, 2009)

Imperiali, Inc.
 (Exact Name Registrant as Specified in Its Charter)

Florida	65-0574887
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

222 Lakeview Avenue
Suite 160
West Palm Beach, Florida	33401
(Address of Principal Executive Offices)	(Zip Code)
 (561)805-9494
(Registrant’s Telephone Number, including Area Code):

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02 Non-Reliance on Previously Completed Annual Report

On January 19, 2009, the officers and directors of Imperiali, Inc. (the “Company”) concluded that the financial statements included in the Form 10-K for the period ended August 31, 2008 should not be relied upon because of:

1 – Equity – The number of shares outstanding was not correct as of August 31, 2008.

2 – Interest Expense – The interest expense related to fiscal year 2008 was not included in the financials and should be $11,762.

3 – Depreciation Expense – The depreciation expense related to fiscal year 2008 was not included in the financials and should be $160.

4 – Consulting Expense – Consulting expense recorded for fiscal year 2008 was understated by $3,000.

5 – Accounts Payable – Accounts payable recorded as of August 31, 2008 was overstated by $191.

On January 16, 2009, the Company was informed of the errors regarding the above adjustments from its independent accountant during preparations for filing the Company’s Form 10-Q for the period ended November 30, 2008.  Officers and Directors of the Company have discussed this issue with the independent accountant and came to the conclusion on January 16, 2009, that the financial statements included in the Form 10-K for the period ended August 31, 2008 should no longer be relied upon.

 As the result of this error, we are restating our financial statements included in the Form 10-K for the period ended August 31, 2008 to reflect the change in equity and to record the appropriate changes in expense and balance sheet line items.  The restatement impacted certain line items within cash flows from operations, and impacted the income statement and balance sheet.  We expect to file in the near future an amendment to the previous Annual Report on Form 10-K for the period ended August 31, 2008 which will contain the restated financial statements for that same period.

We have requested our independent accountant to furnish us as promptly as possible a letter addressed to the Commission stating whether the independent accountant agrees with the statements made in this Form 8-K in response to this Item 4.02 and, if not, to  state the respects in which it does not agree.  We will file an amended Form 8-K to include our independent accountant’s letter as an exhibit to this filed Form 8-K no later than two business days after we receive their response letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Imperiali, Inc.

Date: January 19, 2009	By:	/s/ Daniel Imperato
Daniel Imperato
Interim Non-Executive Chairman Emeritus